UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 25, 2006

POLYMEDICA CORPORATION
(Exact Name of Registrant as Specified in Charter)

Massachusetts	0-19842	04-3033368
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

701 Edgewater Road, Suite 360
Wakefield, Massachusetts	01880
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (781) 486-8111

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.      Entry into a Material Definitive Agreement
Amendment to Chief Executive Officer’s Employment Agreement
     On July 25, 2006, PolyMedica Corporation (the “Company”) amended the October 14, 2006 employment agreement of its Chief Executive Officer, Patrick T. Ryan. The amendment is attached to this report on Form 8-K as Exhibit 10.1, and is incorporated by reference into this report.
     Under the terms of his amended employment agreement, Mr. Ryan receives an annual base salary of $703,490 which is reviewed at least annually by the Compensation Committee. Mr. Ryan is also eligible to receive an annual bonus at the sole discretion of the Compensation Committee and is eligible to participate in all benefit programs the Company makes available to other employees and executives, including health insurance, life insurance, and stock based compensation.
     Mr. Ryan’s amended agreement has a four year term which automatically renews on a year to year basis thereafter unless the Company decides to terminate the agreement. The Company has the right to terminate the employment agreement with Mr. Ryan, at any time with or without cause, upon seven (7) days’ written notice. If at any time during the term of an employment agreement his employment is terminated without cause or he resigns for good reason, Mr. Ryan will receive a lump sum payment and he will be entitled to a continuation of all employee benefits during the 18-month period following employment termination. If the termination or resignation for good reason occurs in fiscal 2007, the lump sum payment will consist of any accrued compensation plus a payment equal to two times the sum of his highest base salary and 150% of his target 2007 cash bonus. If the termination or resignation for good reason occurs after March 31, 2007, the lump sum payment will consist of any accrued compensation plus a payment equal to two times the sum of his highest base salary and his average bonus during the prior three-year period.
     If Mr. Ryan’s employment is terminated by PolyMedica without cause or by Mr. Ryan for good reason within 24 months following a change in control, in addition to any other post-termination benefits which an officer is eligible to receive under any plan or program of PolyMedica, Mr. Ryan will receive a lump sum payment and a continuation of all employee benefits during the 18-month period following termination. If the event of termination or change of control occurs in fiscal 2007, the lump sum payment will consist of any accrued compensation plus a payment equal to 2.99 times the sum of his highest base salary and 150% of his target 2007 cash bonus. If the event of termination or change of control occurs after March 31, 2007, the lump sum payment will consist of any accrued compensation plus a payment equal to 2.99 times the sum of his highest base salary and his average bonus during the prior three-year period. If such a termination or resignation occurs within 24 months of a change in control at PolyMedica, the amount of severance benefits payable to Mr. Ryan will be reduced by an amount necessary to avoid triggering any penalty taxes under Section 280(g) of the Internal Revenue Code of 1996, as amended (the “Code”) if the severance benefits are less than 3.3 times the “base amount” under Section 280(g). If the severance benefits exceed 3.3 times such Section 280(g) “base amount” the Company will make an additional payment to Mr. Ryan equal to any additional taxes imposed by Section 4999 of the Code and any taxes owed on the additional payment.
     In addition, the amendment eliminates the Company’s obligation to grant Mr. Ryan on September 30, 2006, 2007 and 2008 options to purchase 100,000, 150,000, and 150,000 shares, respectively, of Company Common Stock at its then market price. In lieu of these options, on July 25, 2006, the Company granted Mr. Ryan 133,000 shares of restricted stock under the Company’s 2000 Stock Incentive Plan. The shares vest over a four year period beginning on that date when the Company’s common stock closes at a price of $50 per share. After its commencement, the vesting schedule provides that 25% of the shares will vest on the one year anniversary of such commencement and the remaining shares will vest in 12 equal quarterly installments thereafter.
PolyMedica Fiscal Year 2007 Bonus Plan

     On July 25, 2006, the Company’s Board of Directors (the “Board”), upon the recommendation of the Company’s Compensation Committee, approved the performance criteria constituting the Company’s Fiscal 2007 Bonus Plan (the “Plan”) for executive officers and other bonus-eligible employees.
     The Plan, which has not been formalized, contemplates the payment of a bonus equal to a portion of an employee’s or executive’s base salary upon completion of certain goals and objectives relative to the employee or executive, the overall financial performance of the Company and satisfaction of annual compliance standards relative to the Company’s status as a Medicare provider. The financial performance of the Company is measured by the Company’s earnings per share and overall growth.
     For senior executives of the Company, the Plan contemplates target bonus compensation ranging from 60% of base salary to 100% of base salary. In the event of exceptional Company financial performance, satisfaction of an executive’s personal goals and objectives and satisfaction of the Company’s annual compliance standards, an executive may earn as much as 130% to 200% of his or her target bonus.
     The Plan does not create a contractual right to any bonus payments. All bonus awards are subject to final approval by the Board, and the Board retains discretion to adjust bonus awards up or down based upon its business judgment.
Item 9.01.      Financial Statements and Exhibits.

Exhibit Number	Description

10.1	Amendment to Employment Agreement by and between the PolyMedica Corporation and Patrick T. Ryan dated July 25, 2006

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POLYMEDICA CORPORATION
Date: July 31, 2006	By:	/s/ Devin J. Anderson
Devin J. Anderson
General Counsel and Secretary

EXHIBIT INDEX

Exhibit Number	Description

10.1	Amendment to Employment Agreement by and between the PolyMedica Corporation and Patrick T. Ryan dated July 25, 2006